Filed Pursuant to Rule 424(b)(5)

Registration No. 333-222963

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Common stock, par value $1.00	80,500,000	$28.50	$2,294,250,000	$297,793.65
Total	80,500,000	—	$2,294,250,000	$297,793.65

(1)	Includes 10,500,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(3)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-222963) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 2018)

70,000,000 Shares

Southwest Airlines Co.

Common Stock

This is an offering by Southwest Airlines Co. of 70,000,000 shares of common stock (the “Common Stock Offering”). Our common stock is listed on the New York Stock Exchange under the symbol “LUV.” On April 28, 2020, the last reported sales price of our common stock on the New York Stock Exchange was $29.69 per share.

Concurrently with the Common Stock Offering, we are conducting a public offering (the “Concurrent Convertible Notes Offering”) of $2.0 billion aggregate principal amount of 1.250% Convertible Senior Notes due 2025 (or $2.3 billion aggregate principal amount if the underwriters in such offering exercise their over-allotment option to purchase additional Convertible Senior Notes due 2025 in full) (the “Convertible Notes”). Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes. See “Concurrent Convertible Notes Offering.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4.

	Per Share	Total
Public Offering Price	$28.500	$1,995,000,000
Underwriting Discount(i)	$0.855	$59,850,000
Proceeds to Southwest Airlines Co. (before expenses)	$27.645	$1,935,150,000

(i)	See “Underwriting” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of our common stock is expected to be made on or about May 1, 2020. We have granted the underwriters an option for a period of 30 days to purchase up to 10,500,000 additional shares of our common stock at the public offering price less the underwriting discount.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	J.P. Morgan

BNP PARIBAS	Citigroup

Senior Co- Manager

Goldman Sachs & Co. LLC	Wells Fargo Securities

Co- Managers

Academy Securities	Bancroft Capital	Comerica Securities	Evercore ISI
Loop Capital Markets	Raymond James	Siebert Williams Shank

April 28, 2020

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the dates of the respective documents.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our” and “us” refer to Southwest Airlines Co.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on, and include statements about, our estimates, expectations, beliefs, intentions, and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, statements related to the following:

•

our financial outlook, goals, expectations, and projected results of operations, including factors and assumptions underlying our projections, in particular assumptions regarding the impact of the COVID-19 pandemic, and the Boeing 737 MAX aircraft (the “MAX”) groundings and the timing of the MAX’s return to service;

•	our expectations about future receipts pursuant to the Payroll Support Program under the CARES Act;

•

our plans and expectations regarding our fleet, our fleet order book, and our fleet delivery schedule, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic and the MAX groundings;

•	our plans and expectations related to the return of the MAX to service;

•	our capacity plans and expectations, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic;

•	our network plans;

•	our plans, expectations, and estimates related to fuel costs and our related management of risk associated with changing jet fuel prices, including the assumptions underlying the estimates;

•

our expectations with respect to capital expenditures and liquidity, including our ability to meet our ongoing capital, operating, and other obligations, and our anticipated needs for, and sources of, funds;

•	the successful completion of this offering of shares of our common stock, the Concurrent Convertible Notes Offering (defined below) or the Proposed Notes Offering (defined below);

•	our use of proceeds from this offering of shares of our common stock;

•	our assessment of market risks; and

•	our plans and expectations related to legal and regulatory proceedings.

While management believes these forward-looking statements are reasonable as and when made, forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may differ materially from what is expressed in or indicated by our forward-looking statements or from historical experience or our present expectations. Factors that could cause these differences include, among others:

•

the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel and our access to capital;

•

the impact of fears or actual outbreaks of infectious disease, economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, fuel prices, consumer perception, and other factors beyond our control, on consumer behavior and our results of operations and business decisions, plans, strategies, and results;

S-i

•

the United States Department of the Treasury’s (the “Treasury”) right pursuant to the Payroll Support Program to amend the documents or require new or additional conditions of the payroll support in ways that may be materially adverse to us;

•

the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on us;

•

our dependence on Boeing and the Federal Aviation Administration (the “FAA”) with respect to the timing of the return of the MAX to service and any related changes to our operational and financial assumptions and decisions;

•	our dependence on Boeing with respect to our fleet order book and delivery schedule;

•	our dependence on other third parties, and the impact on our operations and results of operations of any third party delays or non-performance;

•

the impact of fuel price changes, fuel price volatility, volatility of commodities used by us for hedging jet fuel, and any changes to our fuel hedging strategies and positions, on our business plans and results of operations;

•	the impact of labor matters on our results of operations, business decisions, plans, and strategies; and

•

other factors as set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the dates of the respective documents. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and near-international markets. We commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston, and San Antonio. At March 31, 2020, we had 742 Boeing 737 aircraft in our fleet. In peak travel seasons during 2019, Southwest operated more than 4,000 weekday departures among a network of 101 destinations in the United States and 10 additional countries.

Our financial results have been significantly affected by the COVID-19 pandemic, as demand for both business and leisure air travel has declined considerably. The extent of the impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic; the duration and scope of related government orders and restrictions; and the extent of the impact of COVID-19 on overall demand for air travel, all of which are highly uncertain and cannot be predicted.

Air travel is also significantly affected by general economic conditions, the amount of disposable income available to consumers, unemployment levels, corporate travel budgets, fears or actual outbreaks of infectious disease, extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond our control. These and other factors, such as the price of jet fuel in some periods, the nature of our fuel hedging program, and the periodic volatility of commodities used by us for hedging jet fuel, have created, and may continue to create, significant volatility in our financial results.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Recent Developments

Other Offerings

Concurrent Convertible Notes Offering

Concurrent with this offering of our common stock, we are conducting a public offering (the “Concurrent Convertible Notes Offering”) of $2.0 billion aggregate principal amount of 1.250% Convertible Senior Notes due 2025 (or up to $2.3 billion aggregate principal amount if the underwriters in such offering exercise their over-allotment option to purchase additional 1.250% Convertible Senior Notes due 2025 in full) (the “Convertible Notes”). The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.

We expect that the aggregate gross proceeds from the Concurrent Convertible Notes Offering will be approximately $2,000,000,000 (or $2,300,000,000 if the underwriters in the Concurrent Convertible Notes Offering exercise their over-allotment option to purchase additional Convertible Notes in full) before deducting the underwriters’ discount. We intend to use the net proceeds from the Concurrent Convertible Notes Offering, after fees, discounts, commissions and other offering expenses, for general corporate purposes.

Neither this offering of shares of our common stock nor the Concurrent Convertible Notes Offering is conditioned upon the completion of the other offering or vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering.”

Proposed Senior Notes Offering

Subject to market conditions, we may seek to raise additional debt financing, which may be in the form of unsecured senior debt securities (the “Proposed Notes Offering”), the net proceeds of which will be used to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement (defined below). The timing and size of the Proposed Notes Offering is dependent on market conditions and our ability to access the debt capital markets on terms acceptable to us. We cannot give any assurance that the Proposed Notes Offering will be commenced or completed. Neither the closing of this offering of shares of our common stock nor the closing of the Concurrent Convertible Notes Offering is conditioned on the closing of the Proposed Notes Offering or obtaining alternative debt financing. If commenced, the Proposed Notes Offering will be offered by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to purchase, any notes in the Proposed Notes Offering.

Amended and Restated Credit Agreements

On March 30, 2020, we amended and restated our 364-day term loan credit facility agreement dated as of March 12, 2020 (the “Amended and Restated 364-Day Credit Agreement”) to add additional term loan commitments of $2.3 billion, add an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million, amend the pricing, amend certain covenants, add certain covenants, and provide for the grant of a security interest in certain aircraft and related assets.

Concurrently with entering into the Amended and Restated 364-Day Credit Agreement, we also amended our revolving credit facility agreement expiring in August 2022 (the “Amended and Restated Revolving Credit Agreement”; together with the Amended and Restated 364-Day Credit Agreement, the “Amended and Restated Credit Agreements”) to (i) amend the pricing and fees, (ii) amend certain covenants and provisions, (iii) add certain covenants, and (iv) provide for the grant of a security interest in certain aircraft and related assets.

We drew $2.3 billion under the Amended and Restated 364-Day Credit Agreement on April 1, 2020. On April 24, 2020, we also drew an additional $350 million under the $417 million accordion feature. As of April 27, 2020, there was $3.68 billion outstanding under the Amended and Restated 364-Day Credit Agreement.

CARES Act Financing

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act” and such funding support, the “Payroll Support Program Financing”). Funds received under the Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

THE OFFERING

Issuer	Southwest Airlines Co., a Texas corporation.

Shares of Common Stock Offered	70,000,000 shares (80,500,000 shares if the underwriters elect to exercise their option to purchase additional shares in full).

Common Stock To Be Outstanding Immediately Following this Offering(i)	578,885,530 shares (589,385,530 shares if the underwriters elect to exercise their option to purchase additional shares in full).

Use of Proceeds	We intend to use the net proceeds from this offering and from the Concurrent Convertible Notes Offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in our common stock.

Concurrent Convertible Notes Offering	Concurrently with this offering, we are offering $2.0 billion aggregate principal amount of Convertible Notes (or up to $2.3 billion aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their over-allotment option to purchase additional Convertible Notes in full). Neither this offering nor the Concurrent Convertible Notes Offering is conditioned upon the completion of the other offering or vice versa. See “Concurrent Convertible Notes Offering.”

New York Stock Exchange Symbol	LUV

(i)	The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 508,885,530 shares outstanding as of April 24, 2020, and excludes:

•	As of March 31, 2020, 7,113,883 shares of common stock that are reserved for future issuance under our Amended and Restated 1991 Employee Stock Purchase Plan;

•

As of March 31, 2020, 2,048,613 shares of common stock represented by restricted stock units and performance-based restricted stock units that have been granted and are unvested pursuant to our Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”);

•	As of March 31, 2020, 18,840,174 shares of common stock that are reserved for future issuance under the Equity Incentive Plan; and

•	the shares of common stock to be reserved for issuance upon the conversion of the Convertible Notes being offered in the Concurrent Convertible Notes Offering.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occurs, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Relating to our Common Stock

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

Our stock price is likely to be volatile. Global stock markets in general, and stock prices of public airline companies in particular, have recently experienced extreme volatility primarily as a result of the ongoing COVID-19 pandemic. As a result of this volatility, you may not be able to sell your shares of common stock purchased in this offering at or above the price you paid for such shares. The market price for our common stock may be influenced by many factors, including, without limitation:

•	the duration, spread, severity, and any recurrence of the COVID-19 pandemic, including the effect of the COVID-19 pandemic on us and the travel and airline industries more broadly;

•	further prolonged grounding by the FAA of the Boeing 737 MAX aircraft;

•	changes in the prices or availability of fuel;

•	our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•	a domestic or global economic slowdown that could affect our financial results and operations and the economic strength of our customers and suppliers;

•	our quarterly or annual earnings or those of other companies in the airline industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our earnings or recommendations by research analysts who track our common stock or the stock of other airline companies; and

•	the other factors described herein and under the caption “Risk Factors” in our filings with the SEC, including, but not limited to, our Forms 10-K and 10-Q.

In the past, following periods of extreme volatility in the market price of a company’s securities, securities class-action litigation may be instituted against that company. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Such litigation may also cause us to incur other substantial costs to defend such claims and divert management’s attention and resources.

We have broad discretion in the use of net proceeds from this offering and the Concurrent Convertible Notes Offering and may not use them effectively.

We intend to use the net proceeds from this offering and the Concurrent Convertible Notes Offering as discussed in the section of this prospectus supplement entitled “Use of Proceeds.” Although we plan to use the net proceeds from this offering and the Concurrent Convertible Notes Offering as described, we will have broad discretion in the application of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Although our board of directors has declared quarterly dividends on our common stock in recent years, we are prohibited from paying cash dividends through September 30, 2021, pursuant to the terms of the Payroll Support Program Financing. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors.

Although we have paid cash dividends on our common stock in the past, our board of directors is prohibited from paying dividends in the future through September 30, 2021 pursuant to the terms of the Payroll Support Program Financing, and may be subject to further restrictions based on any additional financing incurred under the CARES Act. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors, based on our operational results, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

Future sales of our common stock by us or our existing shareholders, or the perception in the public markets that these sales may occur, may depress our share price.

In the future, we may issue shares of our common stock to raise cash. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. Any of these events may dilute your ownership interest in our company, reduce our earnings per share and have an adverse effect on the price of our common stock. Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

We and our executive officers and our board members have entered into lock-up agreements with the underwriters of this offering of shares of our common stock and the Concurrent Convertible Notes Offering under which we, for a period of 60 days from the date of this prospectus supplement, and they, for a period of 30 days from the date of this prospectus supplement, have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of our common stock without the permission of Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and our board members will be able to sell our common stock in the public market, subject to compliance with applicable securities laws restrictions. Sales of a substantial number of such shares of our common stock upon expiration of the lock-up period or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your shares at a time and price that you deem appropriate.

Applicable law and regulations limit ownership of our common stock by non-U.S. citizens, which in turn limits the potential purchasers of common stock in this offering.

Under Department of Transportation regulations and federal law, we must be owned and controlled by U.S. citizens. The restrictions imposed by federal law and regulations currently require (i) that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by persons or entities who are U.S. citizens, as defined in the Federal Aviation Act of 1958, (ii) that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens, and (iii) that we be under the actual control of U.S. citizens. In addition, at least 51% of our total outstanding stock must be owned and controlled by U.S. citizens and no more than 49% of our stock may be held, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the United States, which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. We are currently in compliance with these ownership provisions.

Risks Related to the Concurrent Convertible Notes Offering

Conversion of the Convertible Notes into shares of our common stock will dilute the ownership interests of our existing shareholders or may otherwise depress the price of our common stock.

The conversion of some or all of the Convertible Notes will dilute the ownership interests of existing shareholders, unless we satisfy any such conversions solely with cash, and conversions of such notes into shares of our common stock could depress the price of our common stock. In addition, we expect that many investors in the Convertible Notes will employ a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement this strategy by short selling our common stock, which could also depress the price of our common stock. The increase in the conversion rate for the Convertible Notes converted in connection with a make-whole fundamental change (as defined in the indenture governing the Convertible Notes) could result in additional dilution to existing shareholders.

The Common Stock Offering is not conditioned on the consummation of any other financing, including the Concurrent Convertible Notes Offering.

We intend to use the net proceeds of the Common Stock Offering, together with the net proceeds from the Concurrent Convertible Notes Offering, if completed, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the Concurrent Convertible Notes Offering. However, neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering.”

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in our common stock. See “Where You Can Find More Information.”

The COVID-19 pandemic has materially and adversely affected, and will likely continue to materially and adversely affect, our results of operations, financial position, and liquidity.

In late 2019, an outbreak of COVID-19 was identified in Wuhan, China. The COVID-19 outbreak has since spread and grown globally, including within the United States and, in March 2020, the President of the United States declared a national emergency. Demand for both business and leisure air travel has declined significantly due to the COVID-19 pandemic, and we have responded by reducing our published flight schedule; instituting a hiring freeze; offering voluntary leave options for Employees; and aggressively evaluating all capital spending, discretionary spending, and non-essential costs for near-term cost reductions or deferrals. The extent of the impact of the COVID-19 pandemic on our business and our financial and operational performance will depend on future developments, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of related federal, state, and local government orders and restrictions; the extent of the impact of the COVID-19 pandemic on overall demand for air travel; and our access to capital, all of which are highly uncertain and cannot be predicted.

The COVID-19 pandemic has caused public health officials to recommend precautions to mitigate the spread of the virus. Federal, state, and local authorities have imposed self-quarantine requirements, issued directives forcing businesses to temporarily close, restricted international air travel, and issued shelter-in-place and similar orders limiting the movement of individuals. Additionally, businesses have restricted non-essential travel for their employees. Such measures have depressed demand for air travel, disrupted our operations, and materially adversely affected our business. The cancellation of flights, both in March 2020 and for future periods, has resulted in a significant amount of cash refunds and the issuance of travel credits to customers. The total value of refunds, excluding taxes and related fees, issued to customers during March 2020 was $248 million. As of April 24th, the total value of refunds, excluding taxes and related fees, issued to customers month-to-date April 2020 was roughly half of March 2020 levels. Further, due to the fears and restrictions involved with travel in the near term, sales of tickets for future travel have been well below our expectations. The cancellations and cash refunds have negatively affected our revenues and liquidity, and we expect such negative effects to continue. We will continue to be materially adversely affected if government authorities extend existing orders or impose new orders or other restrictions intended to mitigate the spread of COVID-19, if businesses continue to restrict nonessential travel for their employees, or if fear of travel continues to depress future ticket sales.

Certain of our Employees, and employees of our suppliers and service providers, including airport and air traffic personnel, have tested positive for or been suspected of having COVID-19. These cases have resulted in the closure of facilities, reduction in available staffing, and disruptions to our overall operations. Additional instances of actual or perceived risk of infection among our Employees, or our suppliers’ or service providers’ employees, could further negatively impact our operations. We could also be materially adversely affected if we are unable to effectively address employment-related matters, or maintain satisfactory relations with our Employees or our Employees’ Representatives.

Moreover, the ability to attract and retain passengers depends, in part, upon the perception and reputation of us and the public’s concerns regarding the health and safety of travel generally, especially regarding airline travel. Actual or perceived risk of infection on our flights could have a material adverse effect on the public’s perception of us, which could harm our reputation and business. We expect that we will continue to incur COVID-19 related costs as we sanitize airplanes and implement additional hygiene-related protocol to airplanes, and take other action to limit infection among our Employees and passengers. In addition, the industry may be subject to enhanced health and hygiene requirements in attempts to counteract future outbreaks, which requirements may be costly and take a significant amount of time to implement.

The COVID-19 pandemic may also materially and adversely affect our supply chain. For example, we are dependent on Boeing as our sole supplier for many of our aircraft parts. See “Item 1A. Risk Factors—The Company is currently dependent on Boeing as the sole manufacturer of the Company’s aircraft. Further prolonged grounding by the FAA of the Boeing 737 MAX aircraft could materially and adversely affect the Company’s business plans, strategies, and results of operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for further discussion of and risks related to our relationship with Boeing. We are also dependent on (i) sole or limited suppliers for aircraft engines and certain other aircraft parts, equipment, and services, (ii) third party vendors, and (iii) service providers. The COVID-19 pandemic could result in performance problems, ceased operations, or bankruptcies among these suppliers, third party vendors, and service providers. If a supplier, third party vendor, or service provider is unable to timely provide adequate products or support for its products, or otherwise fulfill its commitments to us, our operations could be materially adversely affected.

The effects of the COVID-19 pandemic on the financial markets may materially and adversely affect our access to capital and cost of capital, including our ability to raise funds through equity or debt financings. The COVID-19 pandemic has resulted in significant disruption of global financial markets, which has negatively impacted the value of our common stock and our debt ratings and could negatively affect our liquidity. For example, as a result of the economic effects of the COVID-19 pandemic, in March and April 2020, Moody’s, S&P Global, and Fitch downgraded our senior unsecured debt ratings and S&P Global and Fitch downgraded our issuer ratings. In addition, all three rating agencies placed our ratings on review for further downgrade. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, the airline industry, or us, our access to capital and the cost of any debt financing will be negatively affected. In addition, in response to liquidity concerns related to the COVID-19 pandemic and breaking with historical practice, we have recently taken on shorter-term debt in the form of our Amended and Restated 364-Day Credit Agreement and secured both our Amended and Restated 364-Day Agreement and our Amended and Restated Revolving Credit Agreement. Further, we have taken government assistance under the CARES Act, which requires us to comply with related restrictive provisions, including limitations on share buybacks and dividends, limitations on executive compensation, and other requirements described in “We have agreed to certain restrictions on our business by accepting financing under the CARES Act” below. We continue to evaluate potential sources of additional liquidity in the short-term. The terms of future debt agreements could include more restrictive covenants or require incremental collateral, which may further restrict our business operations. The extent to which the COVID-19 outbreak affects our earnings and liquidity will depend, in part, on our ability to successfully access capital. There is no guarantee that debt or equity financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.

In addition, the COVID-19 pandemic has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our medium- and long-term financial condition and operations. Historically, unfavorable U.S. economic conditions have driven changes in travel patterns, including reduced spending for both leisure and business travel. Unfavorable economic conditions, when low fares are often used to stimulate traffic, have also historically hampered the ability of airlines to raise fares to counteract any increases in fuel, labor, and other costs. Any significant increases in unemployment in the United States and other regions due to the adoption of social distancing and other policies to slow the spread of the virus would likely continue to have a negative impact on passenger bookings, and these effects could exist for an extensive period of time. The COVID-19 pandemic continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change.

We have agreed to certain restrictions on our business by accepting financing under the CARES Act.

On March 27, 2020, the CARES Act was signed into law. The CARES Act provides liquidity in the form of loans, loan guarantees, and other investments to air carriers, such as us, that incurred, or are expected to incur, covered losses such that the continued operations of the business are jeopardized, as determined by Treasury.

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program. Funds received under the Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

By accepting financing under the CARES Act, we have agreed to certain restrictions on our business, including:

•	We are prohibited from repurchasing our common stock and from paying dividends or making capital contributions with respect to our common stock through September 30, 2021;

•	We must place certain restrictions on certain higher-paid employee and executive pay, including limiting pay increases and severance pay or other benefits upon terminations, until March 24, 2022;

•	We are prohibited from involuntary terminations or furloughs of our Employees (except for death, disability, cause, or certain disciplinary reasons) until September 30, 2020;

•

We may not reduce the salary, wages, or benefits of our Employees (other than our executive officers or independent contractors, or as otherwise permitted under the terms of the Payroll Support Program) until September 30, 2020;

•

Until March 1, 2022, we must comply with any requirement issued by the Department of Transportation (“DOT”) that we maintain certain scheduled air transportation service as DOT deems necessary to ensure services to any point served by us before March 1, 2020; and

•	We must maintain certain internal controls and records relating to the CARES Act funds, and we are subject to additional reporting requirements.

These restrictions may affect the profitability of our business activities, require that we change certain of our business practices, affect retention of key personnel, and expose us to additional costs (including increased compliance costs). Additionally, we could be required to issue additional warrants if we participate in additional loan programs under the CARES Act.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $1,934,500,000, or approximately $2,224,772,500 if the underwriters exercise their option to purchase additional shares in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the Concurrent Convertible Notes Offering will be approximately $1,945,500,000, or approximately $2,238,000,000 if the underwriters in the Concurrent Convertible Notes Offering exercise their over-allotment option to purchase additional Convertible Notes in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and from the Concurrent Convertible Notes Offering for general corporate purposes.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrent with this offering of our common stock, we are conducting a public offering of $2.0 billion aggregate principal amount of Convertible Notes (or up to $2.3 billion aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their over-allotment option to purchase additional Convertible Notes in full). The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes in the Concurrent Convertible Notes Offering.

The Convertible Notes will mature on May 1, 2025 unless repurchased or converted prior to the maturity date. The Convertible Notes will bear interest at a rate of 1.250% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020. Holders of the Convertible Notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding February 1, 2025, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 1, 2025 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

Holders of Convertible Notes may require us to repurchase all or any portion of their Convertible Notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. In addition, in connection with certain corporate events, we will, under certain circumstances, increase the conversion rate for holders who elect to convert their Convertible Notes in connection with such corporate event. The Convertible Notes will not be redeemable at our option.

The Convertible Notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to all of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Convertible Notes Offering.

DIVIDEND POLICY

Although we have paid cash dividends on our common stock in the past, our board of directors is prohibited from paying dividends in the future through September 30, 2021, pursuant to the terms of the Payroll Support Program Financing, and may be subject to further restrictions based on any additional financing incurred under the CARES Act. The timing, amount, and payment of any future dividends beyond such date will be at the discretion of our board of directors, based on our operational results, financial condition, cash requirements, future prospects, and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization at March 31, 2020, on an actual basis, as adjusted for the Payroll Support Program Financing and the drawdown of an additional $2.3 billion under the Amended and Restated 364-Day Credit Agreement and an additional $350 million under the $417 million accordion feature, and as further adjusted for this offering and the Concurrent Convertible Notes Offering.

The following table assumes that this offering of our common stock and the Concurrent Convertible Notes Offering are each consummated on the terms set forth herein and assumes no exercise of the underwriters’ options to purchase additional shares of common stock or Convertible Notes, as applicable.

You should read this table in conjunction with our consolidated financial statements and the accompanying notes that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Actual	As Adjusted	As Further Adjusted(5)
	(In millions)
Cash and cash equivalents	$3,940	$8,242	$12,122

Debt (including current maturities of long-term debt):
Amended and Restated Revolving Credit Agreement(1)	$1,000	$1,000	$1,000
2.65% Notes due 2020	504	504	504
Term Loan Agreement payable through 2020 — 5.223%	120	120	120
737 Aircraft Note payable through 2020	7	7	7
Amended and Restated 364-Day Credit Agreement(2)	1,000	3,683	3,683
2.75% Notes due 2022	300	300	300
Pass Through Certificates due 2022 — 6.24%	168	168	168
Payroll Support Program Promissory Note(3)	—	459	459
Term Loan Agreement payable through 2026 — 3.03%	178	178	178
3.00% Notes due 2026	300	300	300
3.45% Notes due 2027	300	300	300
7.375% Debentures due 2027	121	121	121
2.265% Notes due 2030	500	500	500
Finance Leases	606	606	606
1.250% Convertible Senior Notes due 2025(4)	—	—	2,000
Debt discount and issue costs, other	(20)	(31)	(87)

Total debt	$5,083	$8,215	$10,159
Stockholders’ equity:
Common stock, $1.00 par value; authorized — 2,000,000,000 shares; issued and outstanding — 508,768,725 shares, actual and as adjusted, and 578,768,725 shares, as further adjusted	808	808	878
Capital in excess of par value	1,582	1,582	3,447
Retained earnings	17,757	17,757	17,757
Treasury stock, at cost	(10,886)	(10,886)	(10,886)
Accumulated other comprehensive income (loss)	(186)	(186)	(186)

Total stockholders’ equity	9,075	9,075	11,010

Total capitalization	$14,158	$17,290	$21,169

(1)	Our unsecured Amended and Restated Revolving Credit Agreement currently provides for up to $1 billion in borrowings. As of April 27, 2020, there was $1 billion outstanding under this facility.

(2)

Our Amended and Restated 364-Day Credit Agreement provides for up to $3.3 billion in borrowings and an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million. As of April 27, 2020, there was $3.68 billion outstanding under this facility.

(3)

As part of the Payroll Support Program Financing, we issued a promissory note in favor of the Treasury at an initial amount of $458.9 million. Upon each subsequent disbursement under the Payroll Support Program Financing, the principal amount of the promissory note will be increased in an amount equal to 30% of any such disbursement. The promissory note matures in full on April 19, 2030, and is subject to mandatory prepayment requirements in connection with certain change of control triggering events that may occur prior to its maturity. We have an option to prepay the promissory note at any time without premium or penalty. Amounts outstanding under the promissory note bear interest at a rate of 1.00% before April 20, 2025 and, afterwards, at a rate equal to Secured Overnight Financing Rate (SOFR) or other benchmark replacement rate consistent with customary market conventions plus margin of 2.00%.

(4)

The amounts shown in the table above for the Convertible Notes represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the Convertible Notes, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the Convertible Notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the Convertible Notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the Convertible Notes over this initial liability carrying amount will be deemed to be the equity component of the Convertible Notes. We expect to record the amount of the equity component as an increase to capital in excess of par value in the stockholders’ equity section of our balance sheet and as a debt discount on the Convertible Notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the Convertible Notes. As a result of this amortization, the interest expense that we expect to recognize for the Convertible Notes for accounting purposes will be greater than the cash interest payments we will pay on the Convertible Notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the Convertible Notes in our financial statements.

(5)

We cannot assure you that the Concurrent Convertible Notes Offering will be consummated on its proposed terms, or at all. The closing of this offering of shares of common stock is not conditioned upon the closing of the Concurrent Convertible Notes Offering, and the closing of the Concurrent Convertible Notes Offering is not conditioned upon the closing of this offering of shares of common stock. See “Concurrent Convertible Notes Offering.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership, and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership, and disposition of our common stock by such partnership.

Distributions

In the event we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the discussion below of withholding requirements under FATCA (as defined below) and effectively connected dividends, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding may be credited by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a U.S. federal withholding tax of 30% on withholdable payments, including dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives, has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite that underwriter’s name in the following table:

Underwriters	Number of Firm Shares To Be Purchased
Morgan Stanley & Co. LLC	10,774,831
BofA Securities, Inc.	10,774,831
J.P. Morgan Securities LLC.	10,774,831
BNP Paribas Securities Corp.	10,774,831
Citigroup Global Markets Inc.	10,774,831
Wells Fargo Securities, LLC	6,261,050
Goldman Sachs & Co. LLC	4,659,386
Loop Capital Markets LLC	2,802,912
Comerica Securities, Inc.	946,437
Academy Securities, Inc.	291,212
Bancroft Capital, LLC	291,212
Evercore Group L.L.C	291,212
Raymond James & Associates, Inc.	291,212
Siebert Williams Shank & Co., LLC	291,212
Total	70,000,000

The underwriting agreement provides that the obligations of the underwriters, severally and not jointly, to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the shares if they purchase any of the shares. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the shares may be terminated.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.51300 per share. If all the shares are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 10,500,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The following table shows the per share and total public offering price and the underwriting discount and proceeds before expenses to us with respect to this offering of shares of common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 10,500,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$28.500	$1,995,000,000	$2,294,250,000
Underwriting discount to be paid by us with respect to this offering	$0.855	$59,850,000	$68,827,500
Proceeds, before expenses, to us	$27.645	$1,935,150,000	$2,225,422,500

We, for a period of 60 days from the date of this prospectus supplement, have agreed that we will not, without the prior written consent of Morgan Stanley & Co. LLC, BofA Securities, Inc., and J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The restrictions in this paragraph do not apply to (a) the issuance by us of the shares of our common stock in connection with this offering, (b) the issuance by us of the Convertible Notes in the Concurrent Convertible Notes Offering and the issuance by us of shares of our common stock upon conversion of the Convertible Notes, (c) the issuance by us of shares of our common stock upon the exercise of an option or warrant or the settlement or conversion of a security outstanding, (d) the issuance by us of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock pursuant to any employee stock option plan, incentive plan or stock ownership plan that our board of directors has approved (including, but not limited to, our Amended and Restated 2007 Equity Incentive Plan), (e) the issuance by us of any warrants or other equity-based consideration required by or a part of any financings under the CARES Act, including the issuance of our common stock upon the exercise or conversion of any such warrants or other equity-based consideration and the filing of one or more resale registration statements in connection therewith, or (f) facilitating the establishment of certain trading plans on behalf of a shareholder, officer, or director.

All of our directors and executive officers, for a period of 30 days from the date of this prospectus supplement, have agreed that they will not, without the prior written consent of Morgan Stanley & Co. LLC, BofA Securities, Inc., and J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or Convertible Notes beneficially owned by such director or officer or any other securities so owned convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or the Convertible Notes, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash, or otherwise. The foregoing sentence shall not apply to (a) transactions relating to our common stock, Convertible Notes, or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the completion of this offering and the Concurrent Convertible Notes Offering, provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions; (b) transfers of our common stock, Convertible Notes, or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift or gifts; (c) dispositions of our common stock, Convertible Notes, or any security convertible into or exercisable or exchangeable for our common stock by qualified domestic relations order, will or other testamentary document or by intestacy, provided that any public report or filing shall clearly indicate in footnotes the reason for such transfer; (d)

transfers of our common stock, Convertible Notes, or any security convertible into or exercisable or exchangeable for our common stock to, from or between any one or more trusts, family limited partnerships, or other estate planning vehicles for the direct or indirect benefit of such director or officer or the immediate family of such director or officer; and (e) distributions of our common stock, Convertible Notes, or any security convertible into or exercisable or exchangeable for our common stock to limited partners, members, stockholders, or trust beneficiaries of such director or officer, or to any investment fund or other entity controlled or managed by such director or officer; provided that (i) in the case of any transfer or distribution pursuant to clause (b), (c), (d), or (e), each donee, transferee, or distributee shall sign and deliver a lock up agreement substantially in the form of the lock up agreement signed by such director or officer, (ii) in the case of any transfer or distribution pursuant to clause (b) or (d), no filing under the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made, and (iii) in the case of any transfer or distribution pursuant to clause (e), any filing under the Exchange Act shall clearly indicate in footnotes the reason for such transfer or distribution, and no such filing shall be voluntarily made; (f) the exercise or settlement of equity-based compensation awards granted under any stock incentive plan or stock purchase plan described (including through incorporation by reference) in this prospectus supplement, including the withholding of shares to satisfy exercise price, tax withholding obligations, or both, provided that the net underlying shares issued thereunder shall be subject to the restrictions on transfer, and provided further, that any public report or filing shall clearly indicate in footnotes the reason for such transfer and that no public filings or reports would be made voluntarily; or (g) facilitating the establishment of certain trading plans on behalf of a shareholder, officer, or director.

The shares are listed on the New York Stock Exchange under the symbol “LUV.”

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $650,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. An affiliate of J.P. Morgan Securities LLC is a merchant processing bank and a counterparty to certain agreements with us to process customer credit card transactions for the sale of air travel and other services. Under certain circumstances, such affiliate has the right to require that we establish additional cash or other collateral reserves or withhold payments related to receivables collected upon certain triggers, including chargebacks processed reaching a certain level or our credit rating falling to specified levels below investment grade. See “Where You Can Find More Information.” Certain of the underwriters and their respective affiliates perform, and may perform in the future, various financial advisory, investment banking, and commercial banking services from time to time for us and our affiliates, for which they receive, or will receive, customary fees and expense reimbursement. The underwriters and their affiliates also may be lenders under our Amended and Restated Revolving Credit Agreement and our Amended and Restated 364-Day Credit Agreement, and certain of the underwriters and their affiliates are lenders under term loans to which we are party or which we guarantee. The underwriters are also acting as underwriters in the Concurrent Convertible Notes Offering for which they will receive customary underwriting discounts and commissions.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Sales Outside the United States

European Economic Area

The shares are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant person.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the shares will not benefit from protection or supervision by such authority.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the shares ofcommon stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i) (B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

For Non-QII Investors

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and for the underwriters by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s web site at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K) until we sell all the shares of common stock offered hereby.

•

Annual Report on Form 10-K for the fiscal year ended December  31, 2019; including those portions of our Proxy Statement on Schedule 14A filed on April 9, 2020 that are specifically incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2020;

•	Current Reports on Form 8-K filed on February 10, 2020, March 16, 2020, April 2, 2020, and April 21, 2020; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co. c/o Investor Relations

P. O. Box 36611, HDQ-6IR

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4908

PROSPECTUS

Southwest Airlines Co.

DEBT SECURITIES

and

COMMON STOCK

We may offer and sell our unsecured debt securities and shares of our common stock from time to time in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9, 2018.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Southwest,” “we,” “us,” “our” and the “company” each refers to Southwest Airlines Co. and its consolidated subsidiaries, unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” “estimate,” “would,” “could,” “should,” “project,” “plan,” “goal” and similar expressions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or Southwest’s present expectations. Known material risk factors that could cause these differences are set forth in our filings with the SEC that are incorporated in this prospectus by reference or that are stated in a prospectus supplement to this prospectus under the caption “Risk Factors.” Caution should be taken not to place undue reliance on the company’s forward-looking statements, which represent the company’s views only as of the dates of the respective documents. The company undertakes no obligation to update publicly or revise any forward-looking statements to reflect subsequent events or circumstances.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and selected near-international markets. Our principal executive offices are located at P.O. Box 36611, Dallas, Texas 75235, and our telephone number is (214) 792-4000. We maintain a website on the Internet at http://www.southwest.com. Information that you may find on this website is not part of this prospectus.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and those that may be included in the applicable prospectus supplement, as well as the cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from any offering of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issuance of securities. Such general corporate purposes may include, among other possible uses, the repayment of short-term or long-term indebtedness and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2017	2016	2015	2014	2013
9.07	9.62	9.60	5.37	3.92

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under the indenture, dated September 17, 2004, between us and Wells Fargo Bank, N.A., which acts as trustee. We may issue as many distinct series of debt securities under the indenture as we wish.

The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Default and Related Matters — Remedies if an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Texas law. A copy of the indenture may be obtained from us as described below under “Incorporation of Certain Documents by Reference.”

This section summarizes the material terms of the debt securities that we expect will be common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning for only the more important terms. You must look to the indenture for the most complete description of what is described in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance”;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities (including its convertibility into our common stock).

Legal Ownership

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Legal Ownership — Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership — Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated. In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”) The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION, “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable, we may block the transfer or exchange of debt securities for a period beginning 15 days before the day we mail the notice of redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in Dallas, Texas. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. However, if the debt securities are represented by a global security, we will make payments to the depositary by wire.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices. We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events. We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

Where we consolidate or merge out of existence or sell or convey all or substantially all of our assets, the other entity must be organized under the laws of a state or under federal law, and it must agree to be legally responsible for the debt securities.

•

Immediately after the merger, sale of assets or other transaction, we must not be in default on the debt securities. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	extend the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable on an original discount security upon acceleration of the maturity of the debt security following a default;

•	impair your right to sue for payment; and

•	reduce the percentage of the principal amount of debt securities of any series or all series (voting as one class) the consent of which is needed to modify or amend the indenture.

Changes Requiring a Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by the holders of debt securities owning at least a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the interests of holders of the debt securities described in the next paragraph. We may obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default unless we obtain an individual consent to the waiver from every holder.

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect the interests of holders of the debt securities. Holders of debt securities will also not be eligible to vote if the debt securities have been fully defeased as described below under “Defeasance.”

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Ranking. The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally in contractual right of payment with all of our other unsubordinated indebtedness.

Events of Default. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security when due.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of any other covenant or agreement in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the outstanding principal amount of debt securities of the affected series.

•

We default on any indebtedness for borrowed money totaling over $50,000,000 and our obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default by the trustee or holders of at least 25% of the outstanding principal amount of the affected debt securities.

•	We file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Concerning the Trustee

The trustee under the indenture is Wells Fargo Bank, N.A.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture), it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws (each as amended and restated and in effect on the date hereof). The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), and the common and constitutional law of Texas. Our certificate of formation was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and our bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed on November 21, 2016. You are encouraged to read these documents.

We are authorized to issue 2,000,000,000 shares of common stock, $1.00 par value, of which 587,950,973 shares were outstanding on February 5, 2018. Our common stock is traded on the NYSE under the symbol “LUV.” We are not authorized to issue shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our certificate of formation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker nonvotes shall not be counted as voted either for or against such matter. Directors shall be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present; provided that, if the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. For purposes thereof, (i) a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and (ii) abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Certain Business Combination Restrictions

Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.606, our certificate of formation does not do so.

Certain Provisions of Our Certificate of Formation and Bylaws

Some provisions of our certificate of formation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•

cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of shareholders to elect director candidates, is prohibited under our certificate of formation;

•

our board of directors fixes the size of the board of directors, may create new directorships and may appoint new directors to serve in such newly-created positions until the next election of one or more directors by our shareholders;

•

our board of directors may amend or repeal our bylaws, or adopt new bylaws, unless (a) such power is reserved exclusively to our shareholders in whole or part by our certificate of formation or the laws of Texas or (b) our shareholders in amending, repealing or adopting a particular bylaw have expressly provided that our board of directors may not amend or repeal that bylaw;

•	all shareholder actions must be taken at a regular or special meeting of our shareholders and cannot be taken by written consent without a meeting;

•

we have advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, which generally require that shareholder proposals be provided to us between 60 and 90 days before the anniversary of our last annual meeting and director nominations be provided to us between 120 and 150 days before the anniversary of our last annual meeting in order to be properly brought before a shareholder meeting;

•	our directors may be removed only for cause, by vote of the holders of a majority of the shares then entitled to vote for the election of directors; and

•

unless we consent in writing to the selection of an alternative forum, the United States District Court for the Northern District of Texas or, if such court lacks jurisdiction, the state district court of Dallas County, Texas, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for certain types of actions or proceedings.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Other

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services (formerly Wells Fargo Shareowner Services) at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information, as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) until we sell all the securities:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 7, 2018; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may obtain a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

Southwest Airlines Co. c/o Investor Relations

P.O. Box 36611, HDQ-6IR

Dallas, Texas 75235

(214) 792-4908

70,000,000 Shares

Southwest Airlines Co.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

BofA Securities

J.P. Morgan

BNP PARIBAS

Citigroup

Senior Co- Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities

Co- Managers

Academy Securities	Bancroft Capital	Comerica Securities	Evercore ISI
Loop Capital Markets	Raymond James	Siebert Williams Shank

April 28, 2020